Consent of Independent Auditors



The Board of Directors
Cascade Financial Corporation and subsidiary:

We consent to incorporation by reference in the Registration Statement on Form S-4 of Cascade Financial Corporation and Cascade Capital Trust I of our report dated August 2, 1999 relating to the consolidated balance sheets of Cascade Financial Corporation and subsidiary as of June 30, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 1999, which report is incorporated by reference into Cascade Financial Corporation's 1999 Annual Report on Form 10-K from Cascade Financial Corporation's 1999 Annual Report to Stockholders.

We also consent to the reference to our firm under the caption "Experts" in the registration statement.

                                                     /s/ KPMG


Seattle, Washington
July 21, 2000